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                                                                   EXHIBIT 10.54



                         LETTER OF U.S. CAN CORPORATION




                                  March 5, 1998

PRIVATE AND CONFIDENTIAL

Mr. Paul Jones
728 Michaels Creek
Evans, Georgia  30809

Dear Paul:

            On behalf of U.S. Can Corporation's Board of Directors, we are delighted to offer you the position of President and Chief Executive Officer. The Search Committee and the Board have been thoroughly involved throughout the process and believe that you are the best candidate for the job. We have tremendous opportunity at U.S. Can for growth and diversification and we would like to have you lead us in these efforts.

            This document formally conveys specifics of our offer as follows:

            1. POSITION: Effective April 1, 1998, you will be elected President and Chief Executive Officer of U.S. Can Corporation, United States Can Company and such subsidiaries as you shall deem appropriate. You will report to the Board of Directors. Effective April 1, 1998, I will resign as President and Chief Executive Officer and on June 30, 1998, I will retire as Chairman of U.S. Can. On July 1, 1998, you will become Chairman of the Board. As long as I am a Director, I will serve as Chairman Emeritus, and I also will serve as a consultant to the Corporation until April 2000.

            2. COMPENSATION: Your base salary will be at least $500,000 per annum. Your base salary for 1998 will be $500,000 prorated to reflect the portion of the year for which you are employed. Your base salary and other compensation will be reviewed annually by the Compensation Committee of the Board of Directors.

            Your bonus for 1998 will be guaranteed to be 100% of your prorated base salary.

            At a time of your choice approximately sixty (60) days following your employment, the Board of Directors suggests that a Board-level Strategic Planning Session be held to establish goals for the Corporation under your leadership. Immediately following this discussion, the Compensation Committee of the Board will meet to determine jointly with you the performance goals on which your future compensation will be based. It is our intention to have a bonus plan for 1999 that pays a bonus equal to 100% of your base pay upon the
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Mr. Paul Jones
March 5, 1998
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achievement of the targets set by the Compensation Committee, with greater amounts for exceeding those targets and appropriate reductions for results modestly below target.

            3. TERM: Three (3) year employment agreement.

            4. STOCK OPTIONS: On the date on which you commence employment with the Corporation, you will be granted options to purchase 300,000 shares of common stock of the Corporation at the then current market price. These options will be Incentive Stock Options, as defined in the Corporation's 1995 Equity Incentive Plan (the "Plan"), to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation will seek shareholder approval at the next annual meeting of shareholders of the amendment to the Plan to include this option grant in the Plan or seek shareholder approval for a new 1998 Plan which will include these options, (the "Initial Options"). At the time you exercise the portion of the Initial Options which are not Incentive Stock Options under the Code, the Corporation will make an additional payment to you in an amount sufficient on a net, after tax basis, to compensate you for the difference between the actual tax treatment to you of the exercise of the Initial Options and the tax treatment that would have occurred had the lowest available long-term capital gain tax rate applied.

            5. STOCK PURCHASES You agree to purchase 30,000 shares of common stock of the Corporation. You may, if you wish, purchase those shares immediately or you may purchase 10,000 shares annually during each of the first three (3) years of your employment with the Corporation. For each such share purchased by you, the Corporation will grant you an option to purchase an additional 3 1/3 shares of common stock of the Corporation at the current market price at the time of the purchase of the shares. These options will be Nonqualified Stock Options under the Plan and will be immediately exercisable. Any shares purchased by you prior to the date of your employment will be credited against the 30,000 share purchase obligation.

            6. VESTING OF STOCK OPTIONS: 100,000 of the Initial Options will vest at the end of each of the three years covered by your employment agreement.

            7. FUTURE STOCK OPTIONS: Future stock options will be considered by the Board of Directors in connection with the Strategic Planning Session and in accordance with the annual review of performance and compensation.

            8. ACCELERATED VESTING: In the event of your death or permanent disability, a change of control of the Corporation or if the Board of Directors terminates your employment as Chief Executive Officer of the Corporation for any reason other than for cause, the Initial Options granted to you will vest automatically.
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Mr. Paul Jones
March 5, 1998
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            9. TERMINATION: In the event of the termination of your employment with the Corporation due to your death or permanent disability, the Corporation will pay you or your estate an amount equal to one years' base salary. In the event your employment is terminated by the Corporation without cause, you shall receive your base salary and benefits for the remainder of the term of your employment agreement or eighteen (18) months, whichever is longer, and you will receive a bonus prorated to reflect any partial year of employment if, at the end of that year, it is determined that the bonus targets have been met. If the employment agreement is terminated for cause, you will receive no further compensation. In the event that there is a change of control of U.S. Can Corporation and within two (2) years of that change of control you resign because you suffer a material diminution in salary, benefits or responsibilities or are required to relocate more than fifty (50) miles from Oakbrook, Illinois, ("Resignation for Cause"), you will be entitled to the same compensation as if your employment were terminated without cause. If the total value of your compensation treated as contingent on any change of control exceeds the threshold specified under Section 280G(b) of the Code beyond which a portion of such benefits are considered an excess parachute payment, you will be reimbursed in an amount such that the total value of such compensation, net of all applicable taxes, would be the same as if no excise tax under 4999(a) of the Code were payable in respect to such excess parachute payment.

            10. OTHER FINANCIAL BENEFITS: The Corporation will provide you with the following additional financial benefits during your employment:

            - A payment of $225,000 less any bonus paid to you in respect of your services to your current employer for 1998 to compensate you for the lost bonus opportunity resulting from your resignation from your current employer to accept our offer

            -     Group term life insurance in the amount of $2,000,000

            - Health, welfare, retirement and other benefits provided to other senior executives

            -     Automobile allowance in the amount of $900 per month

            -     Reasonable relocation expenses to Chicago

            -     Reasonable temporary housing allowance up to six (6) months

            - Financial assistance relating to the resale of your residence in Georgia as provided for in U.S. Can's Relocation Policy Guide

            -     Four (4) weeks paid vacation annually

            - Payment of the fees and expenses of your legal counsel incurred in connection with the negotiation of your employment agreement up to $10,000

            For your convenience I am enclosing summaries of our employee health benefits and a copy of our Relocation Guide.
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Mr. Paul Jones
March 5, 1998
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            11. EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENTS: You will sign employment, non-compete and confidentiality agreements upon your employment.

            We are pleased to present you this offer, and look forward to a lengthy and mutually beneficial relationship.

                                    Sincerely,

                                    /s/ William J. Smith

                                    William J. Smith, Chairman and Chief
                                    Executive Officer of U.S. Can Corporation


Terms Accepted and Agreed to:



/s/ Paul Jones
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Paul Jones